Exhibit 99.1

CION INVESTMENT CORPORATION REPORTS FOURTH QUARTER AND YEAR END 2025 FINANCIAL RESULTS

For Immediate Release

NEW YORK, NY, March 12, 2026 — CION Investment Corporation (NYSE: CION) (“CION” or the “Company”) today reported financial results for the fourth quarter and year ended December 31, 2025 and filed its Form 10-K with the U.S. Securities and Exchange Commission.

CION also announced that, on March 9, 2026, its co-chief executive officers declared base distributions of $0.10 per share for each of April, May, and June 2026, which will be payable to shareholders on April 24, May 29, and June 26, 2026, respectively, to shareholders of record as of April 10, May 15, and June 12, 2026, respectively.

FOURTH QUARTER AND OTHER HIGHLIGHTS

•	Net investment income and earnings per share for the quarter ended December 31, 2025 were $0.35 per share and $(0.80) per share, respectively;

•	Net asset value per share was $13.76 as of December 31, 2025 compared to $14.86 as of September 30, 2025, a decrease of $1.10 per share, or 7.4%. The decrease was primarily due to mark-to-market price adjustments to certain investments in the Company’s equity portfolio during the quarter ended December 31, 2025;

•	As of December 31, 2025, the Company had $1.14 billion of total principal amount of debt outstanding, of which 35% was comprised of senior secured bank debt and 65% was comprised of unsecured debt. The Company’s net debt-to-equity ratio was 1.44x as of December 31, 2025 compared to 1.28x as of September 30, 2025;

•	As of December 31, 2025, the Company had total investments at fair value of $1.70 billion in 89 portfolio companies across 22 industries. The investment portfolio was comprised of 80.8% in first lien investments;[1]

•	During the quarter, the Company funded new investment commitments of $66 million, funded previously unfunded commitments of $12 million, and had sales and repayments totaling $79 million, resulting in a net decrease to the Company's funded portfolio of $1 million;

•	As of December 31, 2025, investments on non-accrual status amounted to 1.78% and 4.32% of the total investment portfolio at fair value and amortized cost, respectively, compared to 1.75% and 4.08%, respectively, as of September 30, 2025;

•	During the quarter, the Company repurchased 555,652 shares of its common stock under its 10b5-1 trading plan at an average price of $9.37 per share for a total repurchase amount of $5.2 million. Through December 31, 2025, the Company repurchased a total of 5,540,574 shares of its common stock under its 10b5-1 trading plan at an average price of $10.02 per share for a total repurchase amount of $55.5 million;

•	On December 16, 2025, the Company entered into a note purchase agreement with certain institutional investors in connection with the Company's issuance of $172.5 million aggregate principal amount of its senior unsecured notes, consisting of (i) $125 million in aggregate principal amount of its 7.70% fixed rate senior unsecured notes due 2029 and (ii) $47.5 million in aggregate principal amount of its 7.41% fixed rate senior unsecured notes due 2027;

•	On December 29, 2025, the Company fully repaid all outstanding principal and interest on and otherwise satisfied all its obligations under its $125 million 2026 Notes using a portion of the net proceeds from the Company's issuance of the senior unsecured notes on December 16, 2025; and

•	On February 9, 2026, the Company completed a public baby bond offering in the U.S. pursuant to which the Company issued $135 million in aggregate principal amount of its 7.50% fixed rate senior unsecured notes due 2031, which listed and commenced trading on the NYSE under the ticker symbol “CICC” on February 12, 2026.

DISTRIBUTIONS

•	For the quarter ended December 31, 2025, the Company paid a quarterly base distribution totaling $18.6 million, or $0.36 per share, on December 15, 2025 to shareholders of record as of December 1, 2025; and

•	On January 6, 2026, the Company’s co-chief executive officers declared base distributions of $0.10 per share for each of January, February, and March 2026, which were paid or will be payable to shareholders on January 30, February 27, and March 27, 2026, respectively, to shareholders of record as of January 16, February 13, and March 13, 2026, respectively.

Michael A. Reisner, co-Chief Executive Officer of CION, commented:

“We believe that our core first lien portfolio, which represents approximately 81% of our investments, continues to perform well — weighted average interest coverage increased to 2.26 times from 1.94 times in the prior quarter. We also believe that our intentionally low software exposure of 1.8% reflects the defensive construction of our book. While fourth quarter NAV was impacted by unrealized mark-to-market adjustments in a handful of equity positions, we successfully raised $307.5 million in unsecured debt capital during and subsequent to the quarter, and we remain confident in the durability of our first lien focused strategy heading into 2026.”

SELECTED FINANCIAL HIGHLIGHTS

	As of
(in thousands, except per share data and ratios)	December 31, 2025		September 30, 2025
Investment portfolio, at fair value[1]	$1,696,980		$1,738,184
Total debt outstanding[2]	$1,139,844		$1,092,344
Net assets	$707,628		$772,506
Net asset value per share	$13.76		$14.86
Debt-to-equity	1.61	x	1.41	x
Net debt-to-equity	1.44	x	1.28	x

	Three Months Ended
(in thousands, except share and per share data)	December 31, 2025	September 30, 2025
Total investment income	$53,792	$78,711
Total operating expenses and income tax expense	$35,493	$40,144
Net investment income after taxes	$18,299	$38,567
Net realized gains (losses)	$118	$(9,605)
Net unrealized (losses) gains	$(59,537)	$6,916
Net (decrease) increase in net assets resulting from operations	$(41,120)	$35,878

Net investment income per share	$0.35	$0.74
Net realized and unrealized losses per share	$(1.15)	$(0.05)
Earnings per share	$(0.80)	$0.69

Weighted average shares outstanding	51,616,723	52,065,707
Distributions declared per share	$0.36	$0.36

Total investment income for the three months ended December 31, 2025 and September 30, 2025 was $53.8 million and $78.7 million, respectively. The decrease in total investment income was primarily driven by lower interest income earned as a result of certain investment restructurings and lower transaction fees earned from origination and restructuring activities during the quarter ended December 31, 2025 compared to the quarter ended September 30, 2025.

Operating expenses for the three months ended December 31, 2025 and September 30, 2025 were $35.5 million and $40.1 million, respectively. The decrease in operating expenses was driven primarily by lower advisory fees due to lower total investment income during the quarter ended December 31, 2025 compared to the quarter ended September 30, 2025.

PORTFOLIO AND INVESTMENT ACTIVITY1

A summary of the Company's investment activity for the three months ended December 31, 2025 is as follows:

	New Investment Commitments		Sales and Repayments
Investment Type	$ in Thousands	% of Total	$ in Thousands	% of Total
Senior secured first lien debt	$71,064	93%	$79,128	100%
Collateralized securities and structured products - equity	1,003	1%	—	—
Equity	4,206	6%	—	—
Total	$76,273	100%	$79,128	100%

During the three months ended December 31, 2025, new investment commitments were made across 1 new and 14 existing portfolio companies. During the same period, the Company received the full repayment on investments in 2 portfolio companies and wrote-off the remaining investment in 1 portfolio company. As a result, the number of portfolio companies decreased from 91 as of September 30, 2025 to 89 as of December 31, 2025.

PORTFOLIO SUMMARY1

As of December 31, 2025, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type	$ in Thousands	% of Total
Senior secured first lien debt	$1,370,525	80.8%
Senior secured second lien debt	—	—
Collateralized securities and structured products - equity	5,028	0.3%
Unsecured debt	6,639	0.4%
Equity	314,788	18.5%
Total	$1,696,980	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	December 31, 2025		September 30, 2025
Number of portfolio companies	89		91
Percentage of performing loans bearing a floating rate[3]	88.7%		89.3%
Percentage of performing loans bearing a fixed rate[3]	11.3%		10.7%
Yield on debt and other income producing investments at amortized cost[4]	10.72%		10.85%
Yield on performing loans at amortized cost[4]	11.29%		11.42%
Yield on total investments at amortized cost	9.15%		9.31%
Weighted average leverage (net debt/EBITDA)[5]	4.70	x	5.15	x
Weighted average interest coverage[5]	2.26	x	1.94	x
Median EBITDA[6]	$35.9 million		$34.6 million

As of December 31, 2025, investments on non-accrual status represented 1.78% and 4.32% of the total investment portfolio at fair value and amortized cost, respectively. As of September 30, 2025, investments on non-accrual status represented 1.75% and 4.08% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2025, the Company had $1,140 million of total principal amount of debt outstanding, comprised of $400 million of outstanding borrowings under its senior secured credit facilities and $740 million of unsecured notes and term loans. The combined weighted average interest rate on debt outstanding was 7.35% for the quarter ended December 31, 2025. As of December 31, 2025, the Company had $124 million in cash and short-term investments and $100 million available under its financing arrangements.2

EARNINGS CONFERENCE CALL

CION will host an earnings conference call on Thursday, March 12, 2026 at 11:00 am Eastern Time to discuss its financial results for the fourth quarter and year ended December 31, 2025. Please visit the Investor Resources - Earnings Presentation section of the Company’s website at www.cionbdc.com for a slide presentation that complements the earnings conference call.

All interested parties are invited to participate via telephone or listen via the live webcast, which can be accessed by clicking the following link: CION Investment Corporation Fourth Quarter and Year End Conference Call. Domestic callers can access the conference call by dialing (877) 484-6065. International callers can access the conference call by dialing +1 (201) 689-8846. All callers are asked to dial in approximately 10 minutes prior to the call. An archived replay will be available on a webcast link located in the Investor Resources - Earnings Call section of CION’s website.

ENDNOTES

1)	The discussion of the investment portfolio excludes short-term investments.

2)	Total debt outstanding excludes netting of debt issuance costs of $14.3 million and $13.8 million as of December 31, 2025 and September 30, 2025, respectively.

3)	The fixed versus floating rate composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, on non-accrual status.

4)	Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual status) at amortized cost. This calculation excludes exit fees that are receivable upon repayment of the investment.

5)	For a particular portfolio company, the Company calculates the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compares that amount to measures of cash flow available to service the net debt. To calculate net debt, the Company includes debt that is both senior and pari passu to the tranche of debt owned by it but excludes debt that is legally and contractually subordinated in ranking to the debt owned by the Company. The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by the Company relative to other senior and junior creditors of a portfolio company. The Company typically calculates cash flow available for debt service at a portfolio company by taking EBITDA for the trailing twelve-month period. Weighted average net debt to EBITDA is weighted based on the fair value of the Company's performing debt investments and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, the Company also calculates the level of contractual interest expense owed by the portfolio company and compares that amount to EBITDA (“interest coverage ratio”). The Company believes this calculation method assists in describing the risk of its portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of the Company's performing debt investments, and excludes investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics, including EBITDA, are derived from the financial statements most recently provided to the Company for each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by the Company and may reflect a normalized or adjusted amount.

6)	Median EBITDA is calculated based on the portfolio company's EBITDA as of the Company's initial investment.

CĪON Investment Corporation

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31, 2025	September 30, 2025
		(unaudited)
Assets
Investments, at fair value:
Non-controlled, non-affiliated investments (amortized cost of $1,238,358 and $1,272,011, respectively)	$1,158,985	$1,204,003
Non-controlled, affiliated investments (amortized cost of $360,895 and $339,972, respectively)	364,335	363,771
Controlled investments (amortized cost of $342,843 and $298,172, respectively)	289,670	272,810
Total investments, at fair value (amortized cost of $1,942,096 and $1,910,155, respectively)	1,812,990	1,840,584
Cash	8,159	3,931
Interest receivable on investments	27,979	31,192
Receivable due on investments sold and repaid	3,699	5,218
Prepaid expenses and other assets	1,973	3,019
Total assets	$1,854,800	$1,883,944

Liabilities and Shareholders' Equity
Liabilities
Financing arrangements (net of unamortized debt issuance costs of $14,263 and $13,822, respectively)	$1,125,580	$1,078,522
Payable for investments purchased	2,529	9,277
Accounts payable and accrued expenses	785	1,154
Interest payable	5,764	6,194
Accrued management fees	6,423	6,571
Accrued subordinated incentive fee on income	3,882	8,181
Accrued administrative services expense	2,182	1,499
Share repurchases payable	27	40
Total liabilities	1,147,172	1,111,438

Shareholders' Equity
Common stock, $0.001 par value; 500,000,000 shares authorized; 51,420,629 and 51,975,626 shares issued, and 51,417,866 and 51,973,518 shares outstanding, respectively	51	52
Capital in excess of par value	1,004,496	1,009,701
Accumulated distributable losses	(296,919)	(237,247)
Total shareholders' equity	707,628	772,506
Total liabilities and shareholders' equity	$1,854,800	$1,883,944
Net asset value per share of common stock at end of period	$13.76	$14.86

CĪON Investment Corporation

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(unaudited)	(unaudited)
Investment income
Non-controlled, non-affiliated investments
Interest income	$26,919	$31,289	$123,768	$165,786
Paid-in-kind interest income	4,525	11,586	29,782	31,397
Fee income	4,159	3,754	9,447	9,865
Dividend income	407	371	2,660	5,855
Non-controlled, affiliated investments
Interest income	3,225	2,095	8,550	6,426
Paid-in-kind interest income	3,018	2,810	13,627	11,692
Fee income	275	50	975	3,648
Dividend income	4,645	282	5,645	411
Controlled investments
Interest income	2,920	3,584	30,896	12,970
Paid-in-kind interest income	3,385	—	5,821	—
Fee income	314	2,073	9,650	4,382
Total investment income	53,792	57,894	240,821	252,432
Operating expenses
Management fees	6,422	6,762	26,076	27,321
Administrative services expense	1,480	1,261	5,180	4,783
Subordinated incentive fee on income	3,882	3,963	19,736	20,334
General and administrative	1,456	1,859	6,334	7,157
Interest expense	22,253	25,244	90,540	96,870
Total operating expenses	35,493	39,089	147,866	156,465
Net investment income before taxes	18,299	18,805	92,955	95,967
Income tax expense (benefit), including excise tax	—	119	(85)	107
Net investment income after taxes	18,299	18,686	93,040	95,860
Realized and unrealized gains (losses)
Net realized gains (losses) on:
Non-controlled, non-affiliated investments	118	(5,383)	(39,569)	(24,367)
Non-controlled, affiliated investments	—	3,145	—	(3,946)
Net realized gains (losses)	118	(2,238)	(39,569)	(28,313)
Net change in unrealized (depreciation) appreciation on:
Non-controlled, non-affiliated investments	(13,489)	1,124	(42,242)	(8,218)
Non-controlled, affiliated investments	(17,202)	(4,358)	10,757	5,059
Controlled investments	(28,846)	(7,756)	(42,617)	(30,486)
Net change in unrealized depreciation	(59,537)	(10,990)	(74,102)	(33,645)
Net realized and unrealized losses	(59,419)	(13,228)	(113,671)	(61,958)
Net (decrease) increase in net assets resulting from operations	$(41,120)	$5,458	$(20,631)	$33,902
Per share information—basic and diluted
Net (decrease) increase in net assets per share resulting from operations	$(0.80)	$0.10	$(0.39)	$0.63
Net investment income per share	$0.35	$0.35	$1.78	$1.79
Weighted average shares of common stock outstanding	51,616,723	53,268,577	52,341,612	53,564,788

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $1.9 billion in total assets as of December 31, 2025. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled “Risk Factors” and “Forward-Looking Statements” in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Annual Report on Form 10-K, which CION filed with the SEC on March 12, 2026, as well as CION’s other reports filed with the SEC. A copy of CION’s Annual Report on Form 10-K and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media and Investor Relations

general@cioninvestments.com